EXHIBIT 99.8

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of Rave Restaurant Group, Inc. (the “Company”).

This will instruct you whether to exercise the Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of Rights Certificates.”

Box 1. [_] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [_] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Rights		Subscription Price		Payment
Basic Subscription Right	______________	X	______________	=	$__________(line 1)
Over-Subscription Right	______________	X	______________	=	$__________(line 2)
	Total Payment Required (Sum of lines 1 and 2)			=	$_______________

Box 3. [_] Payment in the following amount is enclosed $________________.
(This amount must equal the amount set forth under “Total Payment Required” above).

Box 4. [_] Please deduct payment from the following account maintained by you as follows:

_____________________________________ Type of Account	______________________________________ Account No.
Amount to be deducted: $________________	______________________________________
______________________________________
Signature(s)

Please type or print
name(s) below:
______________________________________
______________________________________

Date: _____________________, 2017